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                                                                     Exhibit 5.1


                               September 26, 2000




Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, PA  15222-5479

Ladies and Gentlemen:

         I am, Counsel, Corporate and General Business and Assistant Secretary of the Registrant of Allegheny Technologies Incorporated (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 8,574,933 shares of the Company's common stock, par value $.10 per share (the "Shares"), which are to be issued from time to time to certain employees of the Company and its affiliates in connection with the Allegheny Technologies Incorporated 2000 Incentive Plan (the "Plan").

         I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                 Very truly yours,


                                                 /s/ S. E. Westwood
                                                 ---------------------------
                                                 Scott E. Westwood